EXHIBIT 99.1

HARDINGE INC.	Contact:
One Hardinge Drive	Kelly R. Baker, Treasurer
Elmira, N.Y. 14902	(607) 378-4302

Hardinge Prices Follow-On Stock Offering

ELMIRA, N.Y., April 20 - Hardinge Inc. (Nasdaq:HDNG), a leading global provider of advanced material-cutting solutions, today announced the pricing of an underwritten public offering of 2,220,000 shares of its common stock at a price of $23.50 per share for gross proceeds of approximately $52.2 million. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $48.6 million.

Hardinge intends to use the net proceeds of the offering to pay down substantially all of the indebtedness under its U.S. overdraft and revolving line of credit facilities.

The underwriters have been granted a 30-day option to purchase up to an additional 333,000 shares of common stock to cover over-allotments. The company expects to close the transaction on or about April 25, 2007, and the closing is subject to customary conditions.

Jefferies & Company, Inc. is acting as the book-running manager and J.P. Morgan Securities Inc. is acting as co-manager.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.  The offering will be made under the company’s existing shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission.  Any offer of the shares will be made exclusively by means of a prospectus, including a prospectus supplement forming a part of the effective registration statement.  When available, a final prospectus supplement and the accompanying prospectus relating to the offering may be obtained by contacting Jefferies & Company, Inc. at 520 Madison Avenue, New York, N.Y. 10022.

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Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, material-cutting machines. The company’s products are distributed to most of the industrialized markets around the world and in 2006 more than 60% of sales were from outside of North America. Hardinge has a very diverse international customer base and serves a wide variety of end-user markets. Along with metalworking manufacturers which make parts for a variety of industries, the company’s customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others. The company has manufacturing operations in the United States, Switzerland, Taiwan and China. Hardinge’s common stock trades on the NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “ should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward- looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward looking statement, whether as a result of new information, future events, or otherwise.

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